Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sealed Air Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-50603, 333-59197, 333-89090 and 333-126890) on Form S-8 of Sealed Air Corporation of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Sealed Air Corporation.

Our report on the consolidated financial statements refers to the Company’s change in method of quantifying errors effective January 1, 2006, as well as its change in the method of accounting for defined benefit pension and other post-retirement plans effective December 31, 2006.

/s/ KPMG LLP
KPMG LLP
Short Hills, New Jersey
February 27, 2007